EXHIBIT 10.17

[●], 2023

Dr. David Tapolczay

Re:	Employment Offer Letter

Dear David:

Murphy Canyon Acquisition Corp. (the “Company”) is pleased to offer you a position on the terms set forth in this letter (this “Agreement”), effective as of the date of the closing of the transactions contemplated by the Agreement and Plan of Merger by and among Murphy Canyon Acquisition Corp., Conduit Merger Sub, Inc. and Conduit Pharmaceuticals Limited dated as of November 8, 2022 (the “Effective Date”). As of the Effective Date, Murphy Canyon Acquisition Corp. will be renamed Conduit Pharmaceuticals Inc., and thereafter the term “Company”, as defined herein, shall mean Conduit Pharmaceuticals Inc. In consideration of the mutual promises herein contained, the parties agree as follows:

1. Duties, Position and Location.

a. Duties and Position. You shall be employed by the Company as Chief Executive Officer and shall have such duties, responsibilities and authorities as are customarily associated with this position (including, but not limited to, the general management of the affairs of the Company) and such additional duties and responsibilities consistent with this position as may, from time-to-time, be properly and lawfully assigned to you by the Board of Directors of the Company (the “Board”). You shall report directly to the Board, shall comply in all respects with the policies, rules and decisions adopted from time-to-time by the Board, and shall perform your duties and obligations under this Agreement in a loyal and conscientious manner.

b. Board Service. You agree to serve as a member of the Board, without additional compensation, until your successor is duly appointed or elected in accordance with the Company’s organizational documents, and subject to the provisions of Section 10 below. The Board shall nominate you for election to serve as a director at each annual meeting of the Company’s stockholders that occurs while you are providing services to the Company pursuant to the terms of this Agreement.

c. Other Activities. During the term of your employment, you shall devote your full working time and attention to the business affairs of the Company; provided, however, that, subject to the terms of the Proprietary Information and Inventions Assignment Agreement, as described below, and Section 8 of this Agreement, you may (i) devote time to personal and family investments, (ii) participate in industry associations, (iii) serve on community and civic boards, and (iv) serve on up to one for-profit board or advisory committee (or such greater number as approved by the Board) and retain all compensation therefrom; provided that such activities, either individually or in the aggregate, do not interfere with your duties to the Company as determined in good faith by the Board.

d. Location. You shall perform your duties under this Agreement principally at the Company’s U.S. or U.K. offices, as they may exist from time-to-time; provided that you shall be (i) permitted to work remotely from your personal residence under reasonable business circumstances, and (ii) required under reasonable business circumstances to travel outside of such locations in connection with performing your duties under this Agreement.

2. Compensation. During your employment with the Company, your compensation will be as follows:

a. Base Salary. You will receive an annual base salary of $550,000 for all hours worked, less taxes, authorized withholdings and other legally required deductions. You will be paid in accordance with the Company’s customary payroll procedures as established and modified from time-to-time. Your annual base salary shall be subject to periodic review and adjustment by the Board from time-to-time in the sole discretion of the Board.

b. Annual Bonus. In addition to your base salary, you may be eligible to earn, for each fiscal year of the Company ending during the term of your employment with the Company, an annual cash performance bonus under the Company’s bonus plan, as approved from time-to-time by the Board. Your target annual bonus will be 50% of your base salary for the year to which such annual bonus relates (your “Target Bonus”). Your actual annual bonus will be determined on your and/or the Company’s attainment of financial or other performance criteria established by the Board or its designee in accordance with the terms and conditions of such bonus plan. Except as provided in Section 4(b)(ii) below, you must be employed by the Company on the date of payment of such annual bonus to be eligible to receive such annual bonus. You hereby acknowledge and agree that nothing contained herein confers upon you any right to an annual bonus in any year, and that whether the Company pays you an annual bonus and the amount of any such annual bonus will be determined by the Board in its sole discretion. Your annual bonus for 2023 will be prorated to reflect the portion of the year from the Effective Date.

c. Stock Option. Subject to the approval of the Board, or a committee thereof, you shall be eligible to receive a sign-on stock option award (the “Option”) to purchase 0.40% of the common shares of the Company (calculated as of the Effective Date) pursuant to the terms of the Company’s 2023 Stock Incentive Plan (the “Plan”). The exercise price per share of the Option shall be equal to the fair market value of the Company’s common stock on the date of grant. The shares underlying the Option shall vested in equal annual installments on the first four anniversaries of the Effective Date. The complete vesting schedule and all terms, conditions, and limitations of the Option will be set forth in a stock option grant notice, the Company’s standard stock option agreement and the Plan. You agree to execute the Company’s standard agreements to memorialize this grant. In the event of a conflict between this Agreement and any of these documents, this Agreement shall control.

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d. Benefits. You shall be eligible to participate in all the employee benefit plans or programs the Company generally makes available to other senior officers of the Company, pursuant to the terms and conditions of such plans or programs. You will also be entitled to vacation and/or paid time off each year in accordance with Company policy and all holidays observed by the Company each year. The Company reserves the right to change compensation and benefits provided to its employees from time-to-time in its discretion.

e. Expenses. You will be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business, with appropriate documentation and in accordance with the Company’s standard policies.

3. Indemnification. You will receive defense and be indemnified by the Company to the full extent of the provisions of the Company’s charter and bylaws and applicable state law and on terms no less favorable than those provided to other officers and directors. You will also receive directors’ and officers’ insurance coverage on terms no less favorable than those provided to other officers and directors.

4. Severance.

a. Accrued Obligations. If your employment terminates for any reason, you are entitled to your fully earned but unpaid base salary, through the date such termination is effective at the rate then in effect, and all other amounts or benefits to which you are entitled under any compensation, retirement or benefit plan of the Company at the time of your termination of employment in accordance with the terms of such plans, including, without limitation, any accrued but unpaid paid time off and any continuation of benefits required by applicable law (the “Accrued Obligations”).

b. Severance Benefits. In addition to your Accrued Obligations, subject to and conditioned upon your continued compliance with your obligations set forth in Section 5 below, if your employment is involuntarily terminated by the Company without Cause (as defined below) (and other than by reason of your death or disability) or you resign for Good Reason (as defined below) (either such termination, a “Qualifying Termination”), you shall be entitled to receive, as the sole severance benefits to which you are entitled, the benefits provided below (the “Severance Benefits”):

i. An amount equal to 12 months’ base salary (at the rate in effect immediately prior to the date of your Qualifying Termination, or in the case of a material diminution in your base salary which would give rise to Good Reason for your resignation, the base salary in effect prior to such material diminution), which amount will be paid over a period of 12 months following your termination of employment in accordance with the Company’s standard payroll practices, with the first such installment occurring within 10 days following the date your Release (defined in Section 5(a) below) becomes effective and irrevocable (which first installment will include any installments (without interest) that would have occurred prior to such date but for the fact your Release was not yet effective);

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ii. The Company shall pay to you the amount of any annual cash performance bonus that has been earned by you under the Company’s annual bonus program for a completed fiscal year or other measuring period (or that would have been earned by you had your employment continued through the date such annual bonus is paid to other senior officers), but has not yet been paid to you as of the date of the Qualifying Termination, which shall be payable in a single lump sum within 10 days following the date your Release becomes effective and irrevocable (or, if later, the date that the annual cash performance bonus for that year is paid to continuing senior officers);

iii. The Company will pay you an amount equal to your Target Bonus for the calendar year in which your Qualifying Termination occurs, prorated for the portion of such year that has elapsed prior to the date of such Qualifying Termination, which amount will be paid in a lump sum within 10 days following the date your Release becomes effective and irrevocable;

iv. For the 12 month period beginning on the date of your termination of employment (or, if earlier, (x) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires, or (y) the date on which you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self- employment) (such period, the “COBRA Coverage Period”), if you and/or your eligible dependents who were covered under the Company’s health insurance plans as of the date of your termination of employment elect to have COBRA coverage and are eligible for such coverage, the Company shall pay for or reimburse you on a monthly basis for an amount equal to (i) the monthly premium you and/or your covered dependents, as applicable, are required to pay for continuation coverage pursuant to COBRA for you and/or your eligible dependents, as applicable, who were covered under the Company’s health plans as of the date of your termination of employment (calculated by reference to the premium as of the date of your termination of employment), less (ii) the amount you would have had to pay to receive group health coverage for you and/or your covered dependents, as applicable, based on the cost sharing levels in effect for continuing employees on the date of your termination of employment. If any of the Company’s health benefits are self-funded as of the date of your termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the payments or reimbursements as set forth above, the Company shall instead pay to you the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). You shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums. You shall notify the Company immediately if you become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment;

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v. Notwithstanding anything else set forth herein, in the Plan or in any award agreement, such number of the unvested Stock Awards (as defined in Section 6(d) below) then held by you will vest on the date your Release becomes effective and irrevocable as would have vested during the 12-month period following your Qualifying Termination had you remained employed by the Company during such period; provided, however, that, any Stock Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable Stock Award agreement; and

vi. In the event your Qualifying Termination occurs within 3 months prior to, or on or within 12 months following a Change in Control, then the foregoing severance benefits shall be revised as follows: (A) the references to “12 months” in Sections 4(b)(i) and (iv) shall be increased to “18 months”, (B) in addition to the prorated Target Bonus described in Section 4(b)(iii) above, you will receive an additional amount equal to (1) 150% of your Target Bonus for the calendar year in which your Qualifying Termination occurs, less (2) the prorated Target Bonus to be paid as provided in Section 4(b)(iii) above, which additional amount will be paid in a lump sum within 10 days following the later of the date your Release becomes effective, or the date of the Change in Control, and (C) notwithstanding anything else set forth herein, in the Company’s Plan or in any award agreement, any unvested Stock Awards then held by you will vest become fully vested upon the later to occur of (1) your Qualifying Termination or (2) the Change in Control; provided, however, that, any Stock Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall be governed by the terms of the applicable Stock Award agreement.

5. Conditions to Severance.

a. Release. As a condition to your receipt of any post-termination payments and benefits pursuant to Section 4(b) above, you first must satisfy the following requirements: (i) within the 60-day period following the date of your Qualifying Termination, you must execute and not revoke a separation agreement containing a release of all claims in favor of the Company in a form reasonably acceptable to the Company in order to effectuate a valid general release of claims (the “Release”), and (ii) the Release must become effective and irrevocable in accordance with its terms within such 60-day period. If the above requirements are not satisfied, then you will not be entitled to the post-termination payments and benefits pursuant to Section 4(b) above.

b. Continuing Obligations. In addition, as a condition to your receipt of any post-termination payments and benefits pursuant to Section 4(b) above, you must continue to comply with your duties and obligations under the Proprietary Information and Inventions Assignment Agreement, defined below, and Sections 10, 11 and 12 of this Agreement (the “Continuing Obligations”). In event of a breach or threatened breach by you of any of your Continuing Obligations, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages it may suffer), to cease making payments or providing benefits to you under Section 4(b) above.

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6. Definitions. For purposes of this Agreement,

a. “Cause” means any of the following: (i) your commission of an act of fraud, embezzlement or dishonesty, or the commission of some other illegal act by you, that has a demonstrable adverse impact on the Company or any successor or affiliate thereof; (ii) your conviction of, or plea of “guilty” or “no contest” to, a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof (or international equivalent); (iii) any intentional, unauthorized use or disclosure by you of confidential information or trade secrets of the Company or any successor or affiliate thereof; (iv) your gross negligence, insubordination or material violation of any duty of loyalty to the Company or any successor or affiliate thereof, or any other demonstrable material misconduct on your part in connection with the performance of your duties for the Company; (v) your ongoing and repeated failure or refusal to perform or neglect of your duties as required by this Agreement or your ongoing and repeated failure or refusal to comply with the instructions given to you by the Board, which failure, refusal or neglect continues for 15 days following your receipt of written notice from the Board stating with specificity the nature of such failure, refusal or neglect; or (vi) your material breach of any material Company policy or any material provision of this Agreement or the Proprietary Information and Inventions Assignment Agreement. The determination of whether your termination of employment is for Cause or without Cause will be made by the Board, in its sole discretion exercised in good faith.

b. “Change in Control” shall have the meaning set forth in the Plan. If a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit that constitutes “nonqualified deferred compensation,” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)) in order to give rise to the payment or settlement event for such payment or benefit, to the extent required by Section 409A of the Code.

c. “Good Reason” means any of the following without your written consent: (i) a material diminution in your authority, duties or responsibilities; (ii) a material diminution in your base salary or Target Bonus opportunity (and you and the Company agree that any diminution of 10% or more shall be considered material for this purpose, regardless of whether such diminution occurs due to a single reduction or a series of reductions), other than in connection with an across-the-board reduction which applies in a comparable manner to other senior officers of the Company; (iii) a material change in the geographic location at which you must perform your duties; or (iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under this Agreement. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within 60 days of the occurrence of such event. The Company or any successor or affiliate shall have a period of 30 days to cure such event or condition after receipt of written notice of such event from you. Your termination of employment by reason of resignation from employment with the Company for Good Reason must occur within 30 days following the expiration of the foregoing 30-day cure period.

d. “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements, as in effect from time-to-time, and any shares of stock issued upon exercise or settlement thereof. Notwithstanding anything in this Agreement to the contrary, in the event the Stock Award agreement or the equity plan pursuant to which the Stock Awards were granted provides for more favorable treatment of your Stock Awards, nothing in this Agreement is intended to limit your right to such more favorable treatment as provided in such Stock Award agreement or equity plan.

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7. Company Policies.

a. In General. As an employee of the Company, you shall be expected to abide by all the Company’s policies and procedures and the Company’s employee handbook, if any. Without limiting the foregoing, you agree that you shall be subject to the incentive compensation recoupment policy adopted by the Company from time-to-time, including any such policy that may be adopted to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act or any rules or regulations issued by the Securities and Exchange Commission rule or applicable securities exchange, whether or not such policy was in place at the Effective Time. The Company may modify, revoke, suspend or terminate any of the terms, plans, policies and/or procedures described in the employee handbook, if any, or as otherwise communicated to you, in whole or part, at any time, with or without notice.

b. Proprietary Information and Inventions Assignment Agreement. You agree to execute, on or before the Effective Date, the Company’s form of the Proprietary Information and Inventions Assignment Agreement, which shall survive termination of your employment with the Company. You acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Proprietary Information and Inventions Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

8. Other Agreements. You represent and agree that your performance of your duties for the Company shall not violate any agreements, obligations or understandings that you may have with any third party or prior employer. Without limiting the foregoing, you represent and agree that you are not bound by any non-compete or non-solicitation agreement or any other type of agreement that would prohibit your employment with the Company. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. While employed by the Company, you will not engage in any business activity in competition with the Company nor prepare to do so. If you wish to undertake a business activity outside the scope of your employment by the Company, which activity you believe entails no conflict with the Company’s activities, you agree to inform the Company of your intentions before the initiation of such outside business activity, and you furthermore agree to abide by the Company’s decision as to whether there is no conflict. If, in the Company’s sole determination, a conflict exists or is likely to develop, you agree not to undertake such outside business activity.

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9. At-will Employment. Your employment with the Company will be “at-will” at all times, including after your introductory, probationary period, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to you are superseded by this offer. This Agreement in no way represents a fixed-term employment contract. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time-to-time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

10. Deemed Resignations. Upon termination of your employment for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries, including from the Board. You hereby agree to execute any and all documentation to effectuate such resignations upon request by the Company but shall be treated for all purposes as having so resigned upon termination of employment, regardless of when or whether you execute any such documentation.

11. Cooperation with Company. During your employment by the Company and thereafter, you will cooperate with the Company and its affiliates in any internal investigation or administrative, regulatory or judicial proceeding that relates to events occurring during your employment hereunder and as reasonably requested by the Company (including being available upon reasonable notice from the Company for interviews and factual investigations and appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). In the event the Company requires your cooperation in accordance with this Section 11 following the termination of your employment, the Company (or its applicable affiliate) will reimburse you for reasonable expenses incurred by you in connection therewith (including lodging and meals, upon submission of receipts), and such requested cooperation shall not unreasonably burden you or unreasonably interfere with any subsequent employment or service that you may undertake.

12. Non-Interference. While employed by the Company, and for one (1) year immediately following the date on which you terminate employment or otherwise cease providing services to the Company, you agree not to interfere with the business of the Company by soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any other person or entity. The foregoing restrictions shall not apply with respect to (a) the bona fide hiring and firing of Company personnel to the extent such acts are part of your duties for Company or (b) a general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees or consultants. Your duties under this Section 12 shall survive termination of your employment with the Company and the termination of this Agreement.

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13. Reasonableness of Terms. You agree that the terms contained in Sections 8 and 12 above are reasonable in all respects and that the restrictions contained therein are designed to protect the Company against unfair competition. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

14. Section 409A.

a. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A of the Code, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B) of the Code. For purposes of Section 409A of the Code, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. For purposes of this Agreement, all references to your “termination of employment” shall mean your “separation from service” (as defined in Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”). If you are a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of your Separation from Service, to the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion deferred pursuant to this Section 14(a) shall be paid or distributed to you in a lump sum on the earlier of (i) the date that is 6 months and one day following your Separation from Service, (ii) the date of your death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

b. To the extent that the payments or benefits under this Agreement are “non-qualified deferred compensation” subject to Section 409A of the Code, if the period during which you may deliver the Release required hereunder spans two calendar years, the payment of your post-termination benefits shall occur (or commence) on the later of (i) the first regularly-scheduled payroll date that occurs on or after January 1 of the second calendar year, or (ii) the first regularly-scheduled payroll date following the date your Release becomes effective.

c. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

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15. Section 280G.

a. In the event that any payment or benefit received or to be received by you pursuant to the terms of this Agreement or any other plan, arrangement or agreement (including any payment or benefit received in connection with a Change in Control or the termination of your employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which you would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to you that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any Stock Award that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any Stock Award that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any Stock Award that is exempt from Section 409A of the Code; provided, in case of clauses (B), (C) and (D), that reduction of any payments or benefits attributable to the acceleration of vesting of Stock Awards shall be first applied to Stock Awards that would otherwise vest last in time. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to you on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

b. All determinations regarding the application of this Section 15 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments shall be taken into account which, as determined by the 280G Firm, (A) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (B) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which you shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this Section 15 shall be done by the 280G Firm.

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c. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both you and the Company within 15 days after notification from either the Company or you that you may receive payments which may be “parachute payments.” You and the Company will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

16. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Delaware without regard to conflicts-of-law principles. Any action or proceeding by either party to enforce this Agreement shall be brought only in any state or federal court located in Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

17. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

18. Successors and Assigns. This Agreement is personal to you, and, without the prior written consent of the Company, shall not be assignable by you other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. For the avoidance of doubt, the Company may assign this Agreement and your employment to a subsidiary of the Company, and you (i) expressly consent to any such assignment and (ii) acknowledge that any transfer of your employment to a subsidiary of the Company shall not be considered a Qualifying Termination.

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19. Entire Agreement. This Agreement and the Proprietary Information and Inventions Assignment Agreement constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein and therein. This Agreement and the Proprietary Information and Inventions Assignment Agreement supersede any other such promises, obligations, warranties, representations, offer letters or agreements between you and the Company, and you agree that all such prior promises, obligations, warranties, representations and agreements are hereby terminated. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

20. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. Notices to you shall be addressed to your home address that the Company has on file. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chairman.

21. Withholding. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling.

22. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

(Signatures are on the following page)

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If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance by returning a signed copy of this Agreement to our attention.

Sincerely,

MURPHY CANYON ACQUISITION CORP.

Jack K. Heilbron
Chief Executive Officer

Agreed and Accepted:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above.

Date:
Dr. David Tapolczay

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CONDUIT PHARMACEUTICALS INC.
PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment by Conduit Pharmaceuticals Inc. (together with their respective parents and subsidiaries and any of their respective successors or assigns, the “Company”), and my receipt of the compensation paid to me by the Company pursuant to the employment agreement entered into between me and the Company (the “Employment Agreement”) concurrently with the execution of this Proprietary Information and Inventions Assignment Agreement (the “Agreement”), and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Date (as defined in the Employment Agreement), I, the undersigned, agree as follows:

1. Proprietary Information. During the term of my employment with the Company, I may receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation, information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (i)(a) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Work Product (as defined below), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (b) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (c) information concerning or resulting from any research and development or other project, including without limitation, experimental work, and product development plans, regulatory compliance information, and research, development and regulatory strategies, and (d) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation, information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (ii) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to me by the Company or such third party at the Company’s direction. Any information disclosed by any of the Company’s affiliated companies or by any company, person or other entity participating with the Company in any consortium, partnership, joint venture or similar business combination, which would otherwise constitute Proprietary Information if disclosed by the Company, shall be deemed to constitute Proprietary Information under this Agreement, and the rights of the Company under this Agreement may be enforced by any such affiliate or participating entity (as well as by the Company) with respect to any violation relating to the Proprietary Information disclosed by such affiliate or entity, as if that affiliate or entity were also a party to this Agreement.

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2. Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any third party, either during or after the term of my employment with the Company, without the prior written consent of the Company on a case-by-case basis, and to cooperate with the Company and use my reasonable best efforts to prevent the unauthorized use or disclosure or reproductions of any Proprietary Information. In addition, I agree not to copy or remove any tangible materials containing Proprietary Information from the premises of the Company, except in the proper performance of my duties as an employee of the Company or with the prior written consent of the Company on a case-by-case basis. Upon termination of my employment with the Company, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation and benefits records, and (b) this Agreement. I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (i) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (ii) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (iii) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, subpoena, or other governmental authority to disclose any Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give notice to the Company. I agree to cooperate reasonably with the Company (at the Company’s request) in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I shall promptly notify my supervisor or any other officer of the Company of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information. Notwithstanding the foregoing or anything herein to the contrary, nothing contained herein shall prohibit me from (x) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (y) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to my attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and/or (z) making disclosures that are protected by the National Labor Relations Act or similar applicable law.

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3. Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

4. Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. I further agree that in the event of termination of my employment with the Company I will execute a Termination Certificate substantially in the form attached hereto as Exhibit A.

5. Inventions.

5.1 Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable, created or conceived and for purposes of this Section 5, “Company” shall mean the Company entity that is my employer as of the Effective Date or, if I am subsequently employed by any subsidiary or parent of such Company entity, the applicable subsidiary or parent by which I am employed. I will disclose all Inventions created or conceived by me after the Effective Date promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures, I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me in the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

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5.2 Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) constitute Background Technology (defined in Section 5.5 below), or entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit B. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3 Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be, and shall remain, the property of the Company at all times and shall be made available to the Company at all times.

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5.4 Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable, after reasonable effort, to secure my signature on any document needed to obtain, maintain and enforce patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, or to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5 Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit C, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (i) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of my duties as an employee of the Company do not and will not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit C a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit C at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any (i) Background Technology or (ii) any other Inventions in which I have an interest and that are excluded from the assignment of Inventions set forth in Section 5.1 (collectively (i) and (ii), the “Excluded Technology”) in the course of my employment or incorporate any Excluded Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Excluded Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Excluded Technology separately from Company products or services.

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5.6 Works Made for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6. Notification to Other Parties. In the event of termination of my employment with the Company, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

7. Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated for any lawful reason or for no reason, without cause or notice, at my option or the Company’s option, subject to and except as otherwise expressly set forth in the Employment Agreement.

8. Miscellaneous.

8.1 The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign this Agreement to any affiliate or successor in interest, including any person or entity that, whether by way of merger, sale, acquisition, corporate re-organization or otherwise, directly or indirectly acquires all or substantially all of the business or assets of the Company.

8.2 This Agreement, together with the Employment Agreement, constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter.

8.3 Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

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8.4 The provisions of this Agreement are severable, and the invalidity or unenforceability of any provision(s) of this Agreement shall not impact the validity or enforceability of any other provision(s) of this Agreement, which shall remain in full force and effect.

8.5 I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The non-prevailing party in any action or proceeding pursuant to this Agreement shall pay all of the prevailing parties reasonable and necessary expenses relating to any such action or proceeding including, without limitation, all reasonable attorney’s fees, if so authorized by applicable state and/or federal law.

8.6 The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of Delaware exclusively, without reference to any conflict laws rule that would result in the application of the laws of any other jurisdiction. The Company and I agree that all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Delaware, and the Company and I hereby agree to consent to the personal jurisdiction of such courts. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

8.7 Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or one day following mailing via Federal Express or similar overnight courier service. Notices to me shall be addressed to my home address that the Company has on file. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Chairman.

8.8 Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

8.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT, AND THAT I HAVE EITHER CONSULTED WITH OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

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If you choose to accept this Agreement under the terms described above, please acknowledge your acceptance by returning a signed copy of this Agreement to our attention.

Sincerely,

CONDUIT PHARMACEUTICALS INC.

Name:
Title:

Agreed and Accepted by:

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above.

Date:
Name:

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Exhibit A
Termination Certificate

I, the undersigned, hereby certify that I do not have in my possession, nor have I failed to return, any documents or materials relating to the business of Conduit Pharmaceuticals Inc. or its affiliates (together, the “Company”), or copies thereof, including, without limitation, any item of Proprietary Information listed in Section 4 of the Company’s Proprietary Information and Inventions Assignment Agreement (the “Agreement”) to which I am a party, but not including copies of my own compensation and benefits records (in each case, to the extent expressly permitted by the Agreement).

I further certify that I have complied with all of the terms of the Agreement signed by me. I further agree that in compliance with the Agreement, I will preserve as confidential any information relating to the Company or any of it business partners, clients, consultants or licensees which has been disclosed to me in confidence during the course of my employment by the Company unless authorized in writing to disclose such information (i) by an executive officer of the Company, in the event that I am not an executive officer of the Company, or (ii) by the Board of Directors of the Company, in the event that I am an executive officer of the Company. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice.

Date:

(Employee’s Signature)

(Printed or Typed Name of Employee)

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Exhibit B
California Labor Code

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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Exhibit C
Background Technology

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement (continue on the reverse side if necessary).

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